Exhibit 99.1

Release:	On receipt, January 15, 2015
Contact:	Jamie Christensen, Westwood Holdings Group, Inc. (214) 756-6900,
mailto:jchristensen@westwoodgroup.com

Westwood Holdings Group, Inc. to Expand Westwood Trust’s Private Wealth Platform by Acquiring Woodway Financial Advisors in Houston, Texas

DALLAS, Texas — Westwood Holdings Group, Inc. (NYSE: WHG) has reached an agreement to acquire Woodway Financial Advisors (Woodway), a private wealth and trust company based in Houston, Texas. Woodway manages over $1.6 billion in private wealth client assets and has 27 employees. Westwood expects Woodway to operate as a Houston branch of Westwood Trust, a wholly owned subsidiary of Westwood Holdings Group.

“One of the cornerstones of our business has always been providing private wealth clients with institutional-caliber investment management services. As we looked to expand our private wealth footprint, we found Woodway to be a natural extension. Woodway’s strong emphasis on client engagement and providing superior long-term results, and its employee-centered culture fit with Westwood’s core values,” said Brian O. Casey, President and Chief Executive Officer of Westwood. “Establishing a presence in the Houston market has been a priority for many years. After an exhaustive search for a strong partner, we have found an excellent fit in Woodway, which is the premier wealth management firm in this attractive and fast-growing market.”

William D. Cunningham, President of Woodway Financial Advisors, commented, “We are excited to be able to provide our clients with an even more robust suite of services over time and Westwood is the ideal strategic partner to help us achieve our goals. Offering this to our clients, and the broader market, while retaining our culture and ensuring our clients continue to receive the service that has guided Woodway since its founding in 1982, is exactly what we’ve been looking for. We are proud to be joining the Westwood team and are confident in our shared approach to providing world-class investment management and client services.”

The transaction is anticipated to close during the first quarter of 2015 and is expected to be accretive to Westwood Holdings Group earnings. The transaction is subject to approval by the Texas Department of Banking and other customary closing conditions.

About Westwood

Westwood Holdings Group, Inc. provides investment management services to institutional investors, private wealth clients and financial intermediaries and manages $19.8 billion in assets*, with Westwood Trust managing $3.3 billion*. The firm manages a range of investment strategies including U.S. equities,

Global and Emerging Markets equities, Global Convertible securities, and Specialized/Income-oriented portfolios. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” Based in Dallas, Westwood also maintains offices in Toronto, Canada, Boston, MA, and Omaha, NE.

For more information about Westwood, please visit our website at www.westwoodgroup.com.

About Woodway

Woodway Financial Advisors is a Texas state-chartered trust company based in Houston, Texas. The firm manages more than $1.6 billion in client assets, working with individuals and their families to meet their financial objectives with tailor-made portfolios. Since its founding in 1982, the firm has also provided fee-only financial planning and confidential guidance to successful corporate executives, professionals and owner operators, helping to orchestrate the individual’s entire financial situation, in dealing with cash flow and budgeting, insurance and benefits, investments, estate planning and distribution. As an authorized corporate fiduciary, Woodway services its clients’ needs as an executor or trustee for estates and trusts, in addition to working with many family foundations and partnerships.

*	As of September 30, 2014

Statements in this press release that are not purely historical facts constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results and the timing of some events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, without limitation: approval of the transaction by the Texas Department of Banking; other customary closing conditions; our ability to identify and successfully market services that appeal to our customers; the significant concentration of our revenues among a few customers; our relationships with investment consulting firms; our relationships with current and potential customers; our ability to retain qualified personnel; our ability to successfully develop and market new asset classes; our ability to maintain our fee structure in light of competitive fee pressures; competition in the marketplace; downturns in the financial markets; new legislation adversely affecting the financial services industries; interest rates; changes in our effective tax rate; our ability to maintain an effective system of internal controls; and the other risks detailed from time to time in Westwood’s SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2013 and its quarterly report on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014, and September 30, 2014. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, Westwood is not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

SOURCE: Westwood Holdings Group, Inc.

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(WHG-G)